UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 28.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 13, 2005

3CI COMPLETE COMPLIANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11097	76-0351992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1517 W. North Carrier Parkway, Suite 104 Grand Prairie, Texas		75050
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(972) 375-0006

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairment

On October 13, 2005, the Board of Directors of 3CI Complete Compliance Corporation (the “Company”) determined, based on a recommendation by the Company’s management, that a material charge for impairment to certain real property and a building located at the Company’s facility in Springhill, Louisiana is required under generally accepted accounting principles applicable to the Company.  The real property and building located in Springhill, Louisiana, were formerly used by the Company to process medical waste until the treatment equipment located at the facility was permanently idled and written down to zero.  The Company currently uses the facility as a medical waste transfer station.  The Company’s Board of Directors and management concluded that a charge for impairment was required because the value of the land and building recorded on the Company’s financial statements materially exceeded management’s estimate of the fair market value of the land and building, which was based on a prior appraisal and current market conditions.

The Company expects to report a non-cash charge of approximately $873,000 (before tax) in the fourth quarter of the Company’s fiscal year ended September 30, 2005, to reflect the write-down of the facility’s land and building.  The Company does not anticipate any impact on future cash expenditures resulting from this non-cash charge.  The write-down of the facility’s real property and building will not affect the ability of the Company to treat medical waste.

Item 9.01.   Financial Statements and Exhibits

(a)                                  Financial statements of businesses acquired:  Not applicable.

(b)                                 Pro forma financial information:  Not applicable.

(c)                                  Exhibits:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2005	3CI COMPLETE COMPLIANCE CORPORATION

	By:	/s/ Matthew D. Peiffer
Matthew D. Peiffer
Chief Financial Officer, Secretary and Treasurer